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                                                                     EXHIBIT 2.5



                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT is entered into as of November 14, 2000, by and among MOLECULAR DEVICES CORPORATION, a Delaware corporation (the "PURCHASER"), and JCR PHARMACEUTICALS, K.K., a Japanese corporation ("SELLER"). Certain capitalized terms used in this Agreement are defined on Exhibit A.

                                    RECITALS

        A. The Seller owns nine hundred (900) shares (the "SHARES") of the common stock of Nihon Molecular Devices, K.K., a Japanese corporation ("NMD"), which constitute ninety percent (90%) of the outstanding capital stock of NMD.

        B. The Seller wishes to sell the Shares to the Purchaser on the terms set forth in this Agreement.

                                    AGREEMENT

        The Purchaser and the Seller, intending to be legally bound, agree as follows:

SECTION 1. SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS.

        1.1 SALE AND PURCHASE OF SHARES. At the Closing, the Seller shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Seller, on the terms and subject to the conditions set forth in this Agreement.

        1.2 PURCHASE PRICE. The aggregate purchase price payable by the Purchaser for the Shares shall be Three Million One Hundred Fifty Thousand United States Dollars (US$3,150,000), as it may be adjusted for outstanding indebtedness of NMD at the Closing pursuant to Section 4.5(c) (the "PURCHASE PRICE"). The Purchase Price shall be paid to the Seller as provided in Section 1.3(b)(iii).

        1.3 CLOSING.

               (a) The closing of the sale of the Shares to the Purchaser (the "CLOSING") shall take place at the offices of Freshfields Law Office, Ark Mori Building 18F 1-12-32, Akasaka Minato-ku, Tokyo 107-6018, at 10:00 a.m. (local time) on January 5, 2001 (the "SCHEDULED CLOSING TIME"), with effect as of January 1, 2001.

               (b) At the Closing:

                      (i) the Seller shall deliver to the Purchaser a certified copy of the action of its board of directors approving the transactions contemplated by this Agreement and the transfer of the Shares from Seller to Purchaser at the Closing, in form and substance satisfactory to Purchaser's counsel;

                      (ii) the Seller shall deliver to the Purchaser the stock certificates representing the Shares and shall cause the entry of Purchaser's name into NMD's shareholders' registry, evidencing Purchaser's ownership in the Shares;

                      (iii) the Purchaser shall pay the Purchase Price to the Seller by delivering the amount of Two Million Five Hundred Twenty Thousand United States Dollars (US$2,520,000) to the Seller, by check or wire transfer of immediately available funds, and by depositing the amount of Six



                                       1.
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Hundred Thirty Thousand United States Dollars (US$630,000) with the Escrow Agent pursuant to the Indemnification Escrow Agreement, a form of which is attached hereto as Exhibit E; provided, however, that the Purchaser's obligation to make the payments contemplated by this Section 1.3(b)(iii) shall be subject to any right of setoff or right to reduce the Purchase Price that the Purchaser may be entitled to exercise under Section 4.5 or otherwise;

                      (iv) the Seller shall execute and deliver to the Purchaser and NMD a General Release of NMD in the form of Exhibit B;

                      (v) the Seller shall execute and deliver to the Purchaser and NMD a certificate (the "CLOSING CERTIFICATE") setting forth the Seller's representations and warranties that (A) each of the representations and warranties made by the Seller in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by the Seller in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that the Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Section 6 has been satisfied in all respects;

                      (vi) the Seller will deliver to the Purchaser the Financial Statements referred to in Section 2.4;

                      (vii) the Seller shall cause the resignations of all of the directors, officers and auditors from their respective positions as directors , officers or auditors of NMD;

                      (viii) the Seller and NMD will deliver to the Purchaser one or more opinions of counsel collectively in the form of Exhibit C;

                      (ix) each party shall deliver to the other such other documents as the other may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the party,
(ii) evidencing the compliance by the party with, or the performance by the party or NMD of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions; and

                      (x) the parties will execute and deliver to each other one or more documents reasonably satisfactory to both parties pursuant to which NMD may continue through October 31, 2001 its lawful occupancy of the premises occupied by it as of the date hereof.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SELLER

        Seller represents and warrants, to and for the benefit of the Indemnified Persons, as of the date of this Agreement and as of the date of Closing, as follows:

        2.1 DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

               (a) NMD is a corporation (kabushiki kaisha) duly organized and validly existing under the laws of Japan, with all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all NMD Contracts.



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               (b) Neither NMD nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of NMD or the winding up or cessation of NMD's business or affairs.

               (c) NMD has no subsidiaries, and NMD has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

        2.2 CHARTER DOCUMENTS; RECORDS.

               (a) The Seller has made available to the Purchaser accurate and complete copies of: (i) NMD's charter documents and bylaws, including all amendments thereto; (ii) the stock records of NMD; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of NMD, the board of directors of NMD and all committees of the board of directors of NMD. There have been no meetings or other proceedings of the stockholders of NMD, the board of directors of NMD or any committee of the board of directors of NMD that are not fully reflected in such minutes or other records.

               (b) There has not been any violation of any of the provisions of NMD's charter documents or bylaws or of any resolution adopted by NMD's stockholders, NMD's board of directors or any committee of NMD's board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation, including but not limited to any necessary approval by the board of directors of a transfer of the Shares to the Purchaser.

               (c) The books of account, stock records, minute books and other records of NMD are accurate, up-to-date and complete, and have been maintained in accordance with applicable Legal Requirements and sound and prudent business practices.

        2.3 CAPITALIZATION, ETC.

               (a) The total number of shares authorized to be issued by NMD is 4,000 shares of common stock having par value of JPY 50,000 each, of which 1,000 shares have been issued and are outstanding. The Seller has, and the Purchaser will acquire at the Closing, good and valid title to the Shares free and clear of any Encumbrances.

               (b) All of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. There are no options, warrants, rights outstanding, agreements or contracts that could obligate NMD to issue additional shares of the capital stock or other securities of NMD. The Seller has delivered to the Purchaser accurate and complete copies of the stock certificates evidencing the Shares.

        2.4 FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser the following financial statements and notes (collectively, the "NMD FINANCIAL STATEMENTS"), all of which are accurate and complete in all respects, present fairly the financial position of NMD as of their respective dates and for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered:

               (a) the audited balance sheet of NMD, as of December 31, 1999, and the related statements of operations for the year then ended, together with the notes thereto and any report relating thereto; and



                                       3.
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               (b) the unaudited balance sheet (the "UNAUDITED INTERIM BALANCE
SHEET") of NMD as of September 30, 2000 (the "UNAUDITED INTERIM BALANCE SHEET DATE"), and the related unaudited statements of operations, changes in stockholders' equity and cash flows of NMD for the six months then ended, together with the notes thereto.

        2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, attached hereto as Exhibit D, since the Unaudited Interim Balance Sheet Date there has been no Material Change to the business, operations, or financial condition of NMD.

        2.6 ASSETS.

               (a) NMD owns, and has good, valid and marketable title to, all assets purported to be owned by it. Part 2.6 of the Disclosure Schedule identifies (i) all assets having a book value equal to US$5,000 or more that are owned or by NMD as of September 30, 2000, and (ii) all property that is being leased or licensed to NMD, as of September 30, 2000. Except as set forth in Part
2.6 of the Disclosure Schedule, all of the assets listed as owned by NMD are owned free and clear of any Encumbrances.

               (b) Each item of equipment, furniture, fixtures, improvements and other tangible assets and other property identified or required to be identified in Part 2.6 of the Disclosure Schedule is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and is adequate for the uses to which it is being put.

        2.7 BANK ACCOUNTS. Part 2.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of NMD at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) the current balance in such account as of November 10, 2000; and (d) the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of NMD.

        2.8 RECEIVABLES; MAJOR CUSTOMERS.

               (a) Part 2.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of NMD as of September 30, 2000.

               (b) Except as set forth in Part 2.8 of the Disclosure Schedule, all notes and accounts receivable of NMD reflected in the NMD Financial Statements arose in connection with the sale of goods or services in the ordinary course of business, represent valid claims and legal obligations to pay NMD, are stated at net cash realizable value after having made adequate provision as required by generally accepted accounting principles for uncollectible amounts, bad debts, and rights of return, whether or not in accordance with NMD's customary and normal trade terms or discounts, and for any other circumstances of which Seller is aware in which the accounts receivable are not collectible in full. Except as disclosed in Part 2.8 of the Disclosure Schedule, none of those accounts and notes receivable are due from any Person or Entity related by ownership or otherwise to NMD.

        2.9 INVENTORY. Part 2.9 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of NMD as of September 30, 2000.



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        2.10 REAL PROPERTY. NMD does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.10 of the Disclosure Schedule. Part 2.10 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. NMD enjoys peaceful and undisturbed possession of such premises.

        2.11 CONTRACTS.

               (a) Part 2.11 of the Disclosure Schedule identifies and provides an accurate and complete description of each NMD Contract, except for any Excluded Contract. As defined more fully in Exhibit A, the term "Excluded Contract" does not include any NMD Contract entered into in the ordinary course of business or any NMD Contract exclusively between NMD and the Seller. NMD has delivered to the Purchaser accurate and complete copies of all NMD Contracts identified in Part 2.11 of the Disclosure Schedule, including all amendments thereto.

               (b) Each NMD Contract is valid and in full force and effect, and is enforceable by NMD in accordance with its terms. No NMD Contract contains any term or provision that is extraordinary or that is otherwise not customarily found in Contracts entered into by Comparable Entities. To the best of the Knowledge of the Seller, each Person against which NMD has or may acquire any rights under any NMD Contract is solvent and is able to satisfy all of such Person's current monetary obligations and other obligations and Liabilities to NMD. No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to NMD under any NMD Contract or any other term or provision of any NMD Contract.

               (c) Except as set forth in Part 2.11 of the Disclosure Schedule,
(i) no Person has violated or breached, or declared or committed any default under, any NMD Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any NMD Contract,
(B) give any Person the right to declare a default or exercise any remedy under any NMD Contract, (C) give any Person the right to accelerate the maturity or performance of any NMD Contract, or (D) give any Person the right to cancel, terminate or modify any NMD Contract; (iii) none of NMD has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any NMD Contract; and (iv) NMD has not waived any of its rights under any NMD Contract.

               (d) All NMD Contracts with the Seller have been fully performed by NMD, and the Seller has no claim against NMD, and NMD has no Liability to the Seller, under or arising out of any such Contracts.

        2.12 LIABILITIES.

               (a) NMD has no Liabilities, except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by NMD in the ordinary course of business since December 31, 1999; and (iii) NMD's obligations under the Contracts listed in
Part 2.12 of the Disclosure Schedule and under Excluded Contracts, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.



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               (b) Part 2.12 of the Disclosure Schedule provides an accurate and complete breakdown and aging of NMD's accounts payable, customer deposits and long term debt as of September 30, 2000.

        2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. NMD is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; and NMD has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of NMD to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

        2.14 GOVERNMENTAL AUTHORIZATIONS.

               (a) Part 2.14 of the Disclosure Schedule identifies: (i) each Governmental Authorization that is held by NMD; and (ii) each other Governmental Authorization that, to the best of the Knowledge of the Seller, is held by any of NMD's employees and relates to or is useful in connection with NMD's business. The Seller has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part
2.14 of the Disclosure Schedule is valid and in full force and effect.

               (b) Except as set forth in Part 2.14 of the Disclosure Schedule:
(i) NMD and its employees are in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule; and (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part
2.14 of the Disclosure Schedule.

        2.15 EMPLOYEE AND LABOR MATTERS.

               (a) Part 2.15 of the Disclosure Schedule accurately sets forth, with respect to each employee of NMD (including any employee of NMD who is on a leave of absence or on layoff status): (i) the name, date of birth and the date as of which such employee was originally hired by NMD or any predecessor Entity of NMD; (ii) such employee's title; (iii) the aggregate amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from NMD with respect to services performed in NMD's most recent fiscal year; (iv) such employee's annualized compensation as of the date of this Agreement; and (v) each Benefit Plan in which such employee participates or is eligible to participate.

               (b) Except as set forth in Part 2.15 of the Disclosure Schedule, NMD is not a party to or bound by, and NMD has not ever been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

               (c) The employment of each of NMD's employees is subject only to the requirements of the collective bargaining agreement identified in Part 2.15 of the Disclosure Schedule and the requirements mandated by applicable laws. NMD has delivered to the Purchaser accurate and



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complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of NMD. NMD has complied at all times with applicable labor laws and regulations and with the provisions of applicable collective bargaining agreements.

               (d) NMD is not engaged, and NMD has not ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting NMD or any of its employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

        2.16 BENEFIT PLANS. Part 2.16 of the Disclosure Schedule identifies and provides an accurate description of each Benefit Plan. The Seller has caused to be delivered to the Purchaser accurate and complete copies of all documents relating to each Benefit Plan. Each Benefit Plan is being and has at all times been operated and administered in full compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Benefit Plan has been duly accrued and made on a timely basis. Each Benefit Plan has at all times complied and been operated and administered in full compliance with all applicable Legal Requirements.

        2.17 TAX MATTERS.

               (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by NMD (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by NMD has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

               (b) Part 2.17 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of NMD with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("NMD RETURNS"). All NMD Returns (i) have been or will be (through the Closing Date) filed when due, and (ii) have been, or will be (through the Closing Date) when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on the NMD Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the NMD Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. The Seller has delivered to the Purchaser accurate and complete copies of all NMD Returns filed since December 31, 1995.

               (c) The NMD Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.

               (d) Each NMD Return relating to income Taxes that has been filed has either (i) been examined and audited by all relevant Governmental Bodies, or
(ii) by virtue of the expiration of the limitation period under applicable Legal Requirements, is no longer subject to examination or audit by any Governmental Body. Part 2.17 of the Disclosure Schedule accurately identifies each examination or audit of any NMD Return that has been conducted since the organization of NMD. The Seller has delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which Seller or NMD has access) relating to NMD Returns. Except as set forth in Part 2.17 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the NMD Returns has been granted (by NMD or any other Person), and no such extension or waiver has been requested from NMD.



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               (e) No claim or other Proceeding is pending or has been
threatened against or with respect to NMD in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by NMD.

        2.18 ENVIRONMENTAL MATTERS. NMD has not ever received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against NMD in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in NMD becoming subject to, any such Liability.

        2.19 SALE OF PRODUCTS. No products have been sold by NMD except for products obtained in new and original condition from Purchaser and sold by NMD in the same condition. No customer or other Person has ever asserted or threatened to assert any claim against NMD (i) under or based upon any warranty provided by or on behalf of NMD, or (ii) under or based upon any other warranty relating to any product sold by NMD . To the best of the Knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

        2.20 INSURANCE. Part 2.20 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, NMD, the nature of risk covered and the limits of coverage, and the termination date of NMD's coverage under each policy. Each of such policies is valid, enforceable and in full force and effect. The nature, scope and amounts of the insurance coverage provided by said policies are sufficient to adequately insure NMD's business, assets, operations, key employees, services and potential liabilities. The parties anticipate that NMD will be required to obtain new insurance effective as of the Closing, and understand that some or all of the insurance covering risk relating to NMD and its operations prior to Closing will not continue in effect after the Closing.

        2.21 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.21 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1995 had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of NMD; (b) no Related Party is, or has at any time since December 31, 1995 been, indebted to NMD; (c) since December 31, 1995, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving NMD; (d) no Related Party is competing, or has at any time since December 31, 1995 competed, directly or indirectly, with NMD in any market served by NMD; (e) no Related Party has any claim or right against NMD; and (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against NMD. NMD has no Liability to any Related Party in connection with the termination of or retirement by any Related Party from service as a current or former officer, director or auditor of NMD, whether such termination or retirement has occurred as of the Closing Date or otherwise, except as may arise solely by application of law.



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        2.22 PROCEEDINGS; ORDERS.

               (a) Except as set forth in Part 2.22 of the Disclosure Schedule, there is no pending Proceeding, and to the Knowledge of the Seller, no Person has threatened to commence any Proceeding: (i) that involves NMD or that otherwise relates to or might affect NMD's business or any of the assets owned or used by NMD (whether or not NMD is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in
Part 2.22 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that to the Knowledge of the Seller might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

               (b) There is no Order to which NMD, or any of the assets owned or used by NMD, is subject; and the Seller is not subject to any Order that relates to NMD's business or to any of the assets owned or used by NMD.

               (c) To the best of the Knowledge of the Seller, no officer or employee of NMD is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to NMD's business.

        2.23 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on the part of it and its stockholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

        2.24 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.24 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which NMD or the Seller, or any of the assets owned or used by NMD, is subject;

               (b) cause NMD, the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

               (c) cause any of the assets owned or used by NMD to be reassessed or revalued by any taxing authority or other Governmental Body;

               (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by NMD or any of its employees or that otherwise relates to NMD's business or to any of the assets owned or used by NMD;

               (e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any NMD Contract;



                                       9.

               (f) give any Person the right to (i) declare a default or exercise any remedy under any NMD Contract, (ii) accelerate the maturity or performance of any NMD Contract, or (iii) cancel, terminate or modify any NMD Contract;

               (g) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which NMD is a party or by which NMD is bound; or

               (h) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by NMD.

        Except as set forth in Part 2.24 of the Disclosure Schedule, neither NMD nor the Seller was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

        2.25 BROKERS. Neither NMD nor the Seller has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

        2.26 REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER.

               (a) The Seller has the capacity and financial capability to comply with and perform all of its covenants and obligations under each of the Transactional Agreements to which it is or may become a party.

               (b) (The Seller has not, at any time: (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) been convicted of, or pleaded guilty to, any felony, or (v) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

               (c) The Seller is not subject to any Order that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements. There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of the Seller to comply with or perform any of its covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

        2.27 FULL DISCLOSURE.

               (a) None of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

               (b) Except as set forth in Part 2.27 of the Disclosure Schedule, there is no fact within the Knowledge of the Seller (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all Comparable Entities) that (i) may have an



                                      10.

adverse effect on NMD's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions. For purposes of this Section 2.27(b) only, the term "Knowledge" does not require any investigation other than reasonable inquiry of employees of NMD and executive management of the Seller.

               (c) All of the information set forth in the Disclosure Schedule, and all other information regarding the respective Companies and their business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of its Representatives by or on behalf of NMD or NMD's Representatives, is accurate and complete in all respects.

               (d) The Seller has provided the Purchaser and the Purchaser's Representatives with full and complete access to all of NMD's records and other documents and data.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        The Purchaser represents and warrants, to and for the benefit of the Seller, as of the date of this Agreement, as follows:

        3.1 AUTHORITY; BINDING NATURE OF AGREEMENT. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, the execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary action on the part of the Purchaser, its stockholders and its board of directors, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

        3.2 REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER.

               (a) The Purchaser has the capacity and financial capability to comply with and perform all of its covenants and obligations under each of the Transactional Agreements to which it is or may become a party.

               (b) The Purchaser has not, at any time: (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) been convicted of, or pleaded guilty to, any felony, or (v) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

               (c) The Purchaser is not subject to any Order that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements. There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of the Purchaser to comply with or perform any of its covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding



                                      11.

        3.3 BROKERS. The Purchaser has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

SECTION 4. PRE-CLOSING COVENANTS OF THE SELLER

        4.1 ACCESS, INVESTIGATION AND FINANCING INFORMATION. The Seller shall ensure that, at all times during the Pre-Closing Period:

               (a) NMD and its Representatives provide the Purchaser and its Representatives with free and complete access to NMD's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to NMD;

               (b) NMD and its Representatives provide the Purchaser and its Representatives at Purchaser's expense with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to NMD as the Purchaser may request in good faith.

        4.2 OPERATION OF BUSINESS. The Seller shall ensure that, during the Pre-Closing Period:

               (a) the Seller does not directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, any of the Shares or any interest in or right relating to any of the Shares;

               (b) Seller does not permit, and does not offer, agree or commit (in writing or otherwise) to permit, any of the Shares to become subject, directly or indirectly, to any Encumbrance;

               (c) NMD conducts its operations exclusively in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement;

               (d) Except as may be approved by Purchaser in advance in writing, and except as may otherwise be agreed between the parties in writing: (i) NMD preserves intact its current business organization, (ii) to the extent possible through the exercise of its best efforts keeps available the services of its current officers and employees, (iii) neither hires nor terminates the services of any employees, and (iv) maintains its relations and good will with all employees of NMD;

               (e) NMD keeps in full force all insurance policies identified in
Part 2.20 of the Disclosure Schedule;

               (f) Consistent with past practice, NMD's officers confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of NMD's business, condition, assets, liabilities, operations, financial performance and prospects;

               (g) NMD immediately notifies the Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

               (h) NMD and its officers use their Best Efforts to cause the company to operate consistently with past practice;

               (i) NMD and its Representatives provide the Purchaser and its Representatives with financial, operating and other data and information regarding NMD as the Purchaser may request in good faith, including but not limited to monthly financial reports and inventory balances;



                                      12.

               (j) NMD does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

               (k) NMD does not sell or otherwise issue any shares of capital stock or any other securities;

               (l) NMD does not amend its charter documents, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (m) NMD does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

               (n) NMD does not make any capital expenditure, except for capital expenditures that are made in the ordinary course of business and that, when added to all other capital expenditures made on behalf of NMD during the Pre-Closing Period, do not exceed $25,000 in the aggregate;

               (o) NMD does not enter into or permit any of the assets owned or used by NMD to become bound by any Contract, except for any Excluded Contract;

               (p) NMD does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business;

               (q) NMD does not establish or adopt any Employee Benefit Plan, and does not pay any bonus (except for bonuses paid consistent with past practices; provided, however, that Purchaser agrees to such bonuses) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

               (r) NMD does not change any of its methods of accounting or accounting practices in any respect;

               (s) NMD does not make any Tax election;

               (t) NMD does not commence any Proceeding;

               (u) NMD does not enter into any transaction or take any other action of the type referred to in Section 2.5;

               (v) NMD does not enter into any transaction or take any other action outside the ordinary course of business;

               (w) NMD does not enter into any transaction or take any other action that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement or in the Closing Certificate; and

               (x) NMD does not agree, commit or offer (in writing or otherwise), and does not attempt, to take any of the actions described in clauses "(a)" through "(w)" of this Section 4.2.



                                      13.

        4.3 FILINGS AND CONSENTS. The Seller shall ensure that, at all times during the Pre-Closing Period:

               (a) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by NMD or the Seller in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 2.24 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date, including but not limited to any necessary approval of board of directors of NMD for the transfer of the Shares to the Purchaser;

               (b) the Seller promptly delivers to the Purchaser a copy of each filing made, each notice given and each Consent obtained by NMD or the Seller during the Pre-Closing Period; and

               (c) the Seller and its Representatives cooperate with the Purchaser and with the Purchaser's Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

        4.4 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE. Between the date of this Agreement and the Closing Date, the Seller will promptly notify Purchaser in writing if the Seller has Knowledge of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if the Seller has Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Seller will promptly deliver to the Purchaser a supplement to the Disclosure Schedule specifying such change. During the same period, the Seller will promptly notify the Purchaser of the occurrence of any Breach of any covenant of the Seller in this Section 4 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

        4.5 PAYMENT OF INDEBTEDNESS; COLLECTION OF RECEIVABLES; DISTRIBUTION TO SHAREHOLDERS; INVENTORY.

               (a) As of December 31, 2000 and as of the Closing Date, the Seller shall cause all indebtedness and other Liabilities of any other Person to NMD (including any and all accounts, notes, and other receivables of NMD) to be discharged and paid in full, and collected by NMD, prior to the Closing, such that at Closing, NMD shall have no accounts, notes or other receivables from any other Person.

               (b) The Seller shall cause all accounts payable and any other indebtedness of NMD to any other Person to be paid in full prior to the Closing, including any indebtedness to Purchaser for the purchase of goods or otherwise, such that on December 31, 2000 and on the Closing Date, NMD shall have no indebtedness to any other Person. This must result in the accounts receivable of MDC related to goods sold to NMD being paid in full (MDC account balance equals US$0.00) as of December 31, 2000 and as of the Closing Date.

               (c) To the extent any indebtedness of NMD to any other Person, or any indebtedness of the Seller to NMD, is not discharged and paid in full prior to the Closing, the Purchaser may, at its option, reduce the Purchase Price by an amount equal to the aggregate amount of such unpaid



                                      14.

indebtedness, and the covenants of the Seller contained in this Section 4.5 shall be deemed performed to the extent of such reduction.

               (d) The Seller shall cause NMD to distribute any cash remaining in NMD to NMD's shareholders on December 31, 2000 and on the Closing Date in proportion to their shareholding.

               (e) On December 31, 2000 and on the Closing Date, the value of NMD's inventory shall not be less than One Hundred Forty Million Japanese Yen (JPY140,000,000) and shall include at a minimum the following devices: one (1) CLIPR Demo, one (1) FLIPR96 Demo, five (5) Gemini XS, two (2) Plus 384, four (4) SP 190, three (3) SP 340PC, three (3) Versamax, one (1) Lmax, three (3) Vmax, three (3) Skanwasher 300, three (3) Skanwasher 400, one (1) Skanstacker, two (2) Embla 96/384 and one (1) CS-8ch.

        4.6 NO NEGOTIATION. The Seller shall ensure that, during the Pre-Closing Period, neither Seller nor NMD, nor Representatives of either, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any Acquisition Proposal; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

        4.7 BEST EFFORTS. During the Pre-Closing Period, Seller shall use its Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis

        4.8 CONFIDENTIALITY. Each of Purchaser and Seller shall ensure that, during the Pre-Closing Period: (a) each of them and NMD, and each of their respective Representatives, keeps strictly confidential the existence and terms of this Agreement; (b) each of them and NMD, together with each of their respective Representatives, does not issue or disseminate any press release or other publicity or otherwise makes any disclosure of any nature (to NMD's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions, except to the extent that Purchaser, Seller or NMD is required by law to make any such disclosure regarding the Transactions; and (c) if Purchaser, Seller or NMD is required by law to make any disclosure regarding the Transactions, the party required to make such disclosure shall advise the other party, at least five business days before making such disclosure, of the nature and content of the intended disclosure (unless a Governmental Body does not permit the disclosing party at least five days to make such disclosure).

SECTION 5. PRE-CLOSING COVENANTS OF PURCHASER

        5.1 GOVERNMENTAL FILINGS. As promptly as possible after the date of this Agreement, the Purchaser shall file any notification forms required to be filed by the Purchaser under applicable law with respect to the Transactions, including but not limited to a report on the acquisition of the Shares pursuant to Japanese foreign exchange regulations and a shareholding report pursuant to Japanese anti-monopoly regulations.

        5.2 NOTIFICATION. Between the date of this Agreement and the Closing Date, the Purchaser will promptly notify the Seller in writing if the Purchaser has Knowledge of any fact or condition that causes or constitutes a Breach of any of Purchaser's representations and warranties as of the date of this Agreement, or if the Purchaser has Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Purchaser will



                                      15.

promptly notify the Seller of the occurrence of any Breach of any covenant of the Purchaser in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

        5.3 BEST EFFORTS. During the Pre-Closing Period, the Purchaser shall use its Best Efforts to cause the conditions set forth in Section 7 to be satisfied.

SECTION 6. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

        The Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

        6.1 ACCURACY OF REPRESENTATIONS.

               (a) Each of the Specified Representations shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time, without giving effect to any update to the Disclosure Schedule.

               (b) All of the other representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time, without giving effect to any update to the Disclosure Schedule.

        6.2 PERFORMANCE OF OBLIGATIONS.

               (a) The Seller shall have executed and delivered each of the agreements and other documents required to be executed and delivered by the Seller pursuant to Section 1.3(b).

               (b) The Seller shall have delivered to the Purchaser the certificates representing the Shares as required by Section 1.3(b)(ii), and the Seller shall have caused the entry of Purchaser's name into NMD's shareholders' registry, evidencing Purchaser's ownership in the Shares pursuant to Section 1.3(b)(ii).

               (c) The Seller shall have obtained all necessary approval by the board of directors of NMD for the transfer of the Shares to the Purchaser.

               (d) All of the other covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

        6.3 CONSENTS. Each of the Consents identified in Part 2.24 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

        6.4 NO ADVERSE CHANGE. There shall have been no Material Change to NMD's business, operations, financial condition, assets, liabilities, (or in any aspect or portion thereof) since the date of this Agreement.



                                      16.

        6.5 ADDITIONAL DOCUMENTS. Purchaser shall have received all documents required to be delivered pursuant to Section 1.3(b).

        6.6 NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or
(b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

        6.7 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of NMD, or (b) may be entitled to all or any portion of the Purchase Price, provided, however, that if any Person shall have made or threatened any claim asserting an entitlement to an amount less than 10% of the Purchase Price, the Purchaser shall deposit into the Escrow Account a portion of the Purchase Price in an amount sufficient, in its judgment, to satisfy any such claim which may be substantiated and the Seller shall indemnify the Purchaser for any Damages incurred in connection with any such claim, and provided further, however, that Seller shall have no obligation to indemnify Purchaser for any such Damages to the extent such Damages were caused by or are the result of actions of the Purchaser itself and not the Seller; and upon deposit of such amount into the Escrow Account, the condition precedent set forth in this Section 6.7(b) shall be deemed satisfied. Any claim for indemnification pursuant to this Section 6.7 shall not be subject to any of the limitations on the Seller's indemnification obligations set forth in Section 10.3 of the Stock Purchase Agreement.

        6.8 NO PROHIBITION. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that, to the Knowledge of the Seller, has been proposed by or before any Governmental Body.

SECTION 7. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

        The Seller's obligation to sell the Shares and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in accordance with Section 10.14):

        7.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

        7.2 PURCHASER'S PERFORMANCE.

               (a) The Purchaser shall have executed and delivered any documents required to be executed and delivered by it pursuant to Section 1.3(b) and shall have delivered the Purchase Price as contemplated by Section 1.2(b).

               (b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively),



                                      17.

and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

        7.3 NO INJUNCTION. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the sale of the Shares by the Seller to the Purchaser.

SECTION 8. TERMINATION

        8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

               (a) by either party if there is a material Breach of any covenant or obligation of the other;

               (b) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement), or;

               (c) the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of the Seller to comply with or perform its covenants and obligations under this Agreement);

               (d) by the Purchaser at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time or by the Seller at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

               (e) by either party if the Closing has not taken place on or before January 15, 2001 (other than as a result of any failure on the part of such party to comply with or perform its covenants and obligations under this Agreement);

               (f) by the mutual consent of the Purchaser and the Seller.

        8.2 TERMINATION PROCEDURES. If any party wishes to terminate this Agreement pursuant to Section 8.1, such party shall deliver to each other party a written notice stating that such party desires to, or is, terminating this Agreement and setting forth a brief description of the basis on which such party desires to, or is, terminating this Agreement.

        8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) each party shall, in all events, remain bound by and continue to be subject to any agreement between it and the other party with regard to confidential or proprietary information of the other.

SECTION 9. NONEXCLUSIVITY OF TERMINATION RIGHTS.

        The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a



                                      18.

waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise)

SECTION 10. INDEMNIFICATION, ETC.

        10.1 SURVIVAL OF REPRESENTATIONS AND COVENANTS.

               (a) The representations, warranties, covenants and obligations of each party shall survive (without limitation): (i) the Closing and the sale of the Shares to the Purchaser; (ii) any sale or other disposition of any or all of the Shares by the Purchaser; and (iii) any Acquisition Transaction effected by or otherwise involving the Purchaser or NMD. All of said representations, warranties, covenants and obligations shall remain in full force and effect and shall survive for a period of one year from the Closing Date, except for representations regarding tax matters, employee benefits and environmental issues contained in Sections 2.16, 2.17 and 2.18, which representations and warranties shall survive for a period of five (5) years.

               (b) The representations, warranties, covenants and obligations of the parties, and the rights and remedies that may be exercised by the Indemnified Persons, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnified Persons or any of their Representatives.

               (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

        10.2 INDEMNIFICATION BY SELLER.

               (a) The Seller shall hold harmless and indemnify the Indemnified Persons from and against, and shall compensate and reimburse each of the Indemnified Persons for, the amount of any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim ("DAMAGES") which are directly or indirectly suffered or incurred by any of the Indemnified Persons or to which any of the Indemnified Persons may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                      (i) any Breach of any representation or warranty made by the Seller in this Agreement (without giving effect to any update to the Disclosure Schedule) or in the Closing Certificate;

                      (ii) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives by or on behalf of NMD or NMD's Representatives;

                      (iii) any Breach of any covenant or obligation of the Seller;

                      (iv) any Liability to which NMD or any of the other Indemnified Persons may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product manufactured or sold by or on behalf of NMD on or at any time prior to the Closing Date, but not including any products sold by NMD in the same condition in which such product was received from



                                      19.

Purchaser, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by NMD on or at any time prior to the Closing Date, or
(C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of NMD on or at any time prior to the Closing Date;

                      (v) any matter identified or referred to in Part 2.13 (Compliance with Legal Requirements) or Part 2.22 (Proceedings; Orders) of the Disclosure Schedule; or

                      (vi) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)," "(iii)," "(iv)," or "(v)" above (including any Proceeding commenced by any Indemnified Person for the purpose of enforcing any of its rights under this Section 10).

               (b) The Seller acknowledges and agrees that, if there is any Breach of any representation, warranty or other provision relating to NMD or NMD's business, condition, assets, liabilities, operations, financial performance or net income (or any aspect or portion thereof), or if NMD becomes subject to any Liability of the type referred to in clause "(iv)" of Section 10.2(a), then the Purchaser itself shall be deemed, by virtue of its ownership of the capital stock of NMD, to have become subject to the same Liability. Nothing contained in this Section 10.2(b) shall have the effect of (i) limiting the circumstances under which the Purchaser may otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other types of Damages that the Purchaser may be deemed to have incurred (whether in connection with any such Breach or Liability or otherwise), or (iii) limiting the rights of NMD or any of the other Indemnified Persons under this Section 10.2.

        10.3 THRESHOLD AND MAXIMUM AMOUNT OF INDEMNIFICATION OBLIGATION.

               (a) Subject to Section 10.3(b), the Seller shall not be required to make any indemnification payment pursuant to Section 10.2 for any Breach of any of their representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Persons, or to which any one or more of the Indemnified Persons has or have otherwise become subject, exceeds $25,000 in the aggregate. At such time as the total amount of such Damages exceeds $25,000 in the aggregate, the Indemnified Persons shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $25,000), provided, however, that the obligations of the Seller to defend, indemnify and hold harmless the Indemnified Persons shall terminate when the Seller shall have paid an aggregate of Three Million One Hundred Fifty Thousand United States Dollars (US$3,150,000) in respect of Damages under this Section 10.

               (b) The limitation on the Seller's indemnification obligations that is set forth in Section 10.3(a) shall not apply to any Breach arising directly or indirectly from any circumstance of which the Seller had Knowledge on or prior to the Closing Date or to any willful Breach.

        10.4 RIGHT TO REQUIRE CURE OF BREACH. Without limiting the generality of anything contained in Section 10.2, if there is any Breach of any representation or warranty made by the Seller, then the Seller shall be obligated to pay such amounts to NMD and take such other actions as the Purchaser may in good faith request for the purpose of causing such Breach to be corrected, cured and eliminated in all respects (at no cost to NMD or the Purchaser).



                                      20.

        10.5 NO CONTRIBUTION. The Seller waives, and acknowledges and agrees that it shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against NMD in connection with any indemnification obligation or any other Liability to which the Seller may become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions.

        10.6 INTEREST. Any party that is required to indemnify any other Person pursuant to this Section 10 with respect to any Damages shall also be required to pay such other Person interest on the amount of such Damages (for the period commencing as of the date on which such other Person first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate three percentage points above the rate of interest publicly announced by Bank of America, N.A. from time to time as its prime, base or reference rate.

        10.7 SETOFF. In addition to any rights of setoff or other rights that the Purchaser or any of the other Indemnified Persons may have at common law or otherwise, the Purchaser shall have the right to set off any amount that may be owed to any Indemnified Person under this Section 10 against any amount otherwise payable by any Indemnified Person to the Seller.

        10.8 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in this Section 10 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 10 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

        10.9 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

               (a) Promptly after receipt by an indemnified party under this
Section 10 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

               (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no



                                      21.

finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

               (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

               (d) The parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified Person for purposes of any claim that an indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on such parties with respect to such a claim anywhere in the world.

        10.10 EXERCISE OF REMEDIES BY INDEMNIFIED PERSONS OTHER THAN PURCHASER. No Indemnified Person (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 11. MISCELLANEOUS PROVISIONS

        11.1 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

        11.2 FEES AND EXPENSES. The parties shall each bear and pay all of their own fees, costs and expenses, including all legal fees and expenses payable to their respective legal, tax and accounting advisors ("Expenses") that have been incurred or that are in the future incurred by them in connection with the negotiation, consummation and performance of the Transactions and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions.

        11.3 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        11.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the



                                      22.

address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

               if to the Seller:

                      JCR Pharmaceutical Co. Ltd.
                      3-19 Kasuga-cho
                      Ashiya 659-0021, Japan
                      Attention: Mr. Shin Ashida, President and Chief Executive
                                 Officer
                      Facsimile: 011-81-797-23-5262

               with a copy to:

                      Abelman, Frayne & Schwab
                      150 East 42nd Street
                      New York, NY 10017-5612
                      Attention: Alan D. Gilliland, Esq.
                      Facsimile: 212-949-9190

               if to the Purchaser:

                      Molecular Devices Corporation
                      1311 Orleans Avenue
                      Sunnyvale, CA 94089
                      Attention: President and Chief Executive Officer
                      Facsimile: 408-747-3602

               with a copy to:

                      Cooley Godward LLP
                      3175 Hanover Street
                      Palo Alto, CA 94306
                      Attention: Thomas M. Shoesmith, Esq.
                      Facsimile:  650-857-0663

        11.5 PUBLICITY. Without the prior written consent of the other party, which consent shall not unreasonably be withheld, on and for a period of one (1) year after the Closing: (a) no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of the Seller, and the Seller shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; and
(b) the Seller shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in its possession that relates directly or indirectly to the business of NMD, the Purchaser or any affiliate of the Purchaser; provided, however, that if Seller is required by law to make any such public disclosure concerning any of the Transactions, it may do so, provided that it advises the Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure (unless a Governmental Body does not permit the Seller at least five days to make such disclosure).

        11.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.



                                      23.

        11.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        11.8 GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws). Subject to the provisions of Sections 11.9 and 11.10 relating to dispute resolution, any dispute between the parties connected with this Agreement shall be submitted to the sole jurisdiction of the courts of the State of California, County of Santa Clara, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California if the defendant in any such proceeding is the Purchaser, and in any court of competent jurisdiction sitting in Osaka, Japan if the defendant in any such proceeding is the Seller. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        11.9 DISPUTE RESOLUTION. The parties recognize that disputes between the parties may from time to time arise relating to the parties' rights and/or obligations under this Agreement. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation. The parties therefore agree that, before any arbitration or other proceeding (a "Dispute Resolution Proceeding") may be commenced under this Agreement, the parties involved in the dispute to be submitted to a Dispute Resolution Proceeding shall discuss their differences during a period of no less than sixty (60) days in an attempt to reach a resolution of the dispute without the institution of a Dispute Resolution Proceeding. If the dispute is not resolved through those discussions, either party may proceed under the terms of Section 11.10.

        11.10  ARBITRATION.

               (a) AGREEMENT TO ARBITRATE. The parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or to the interpretation, performance, breach, termination or invalidity thereof, where the parties have failed to reach agreement according to Section 6.3, shall be resolved by binding arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce in effect on the date hereof. The arbitration will be administered by International Chamber of Commerce ("ICC") in the city in which the arbitration is to be conducted. The arbitration will be conducted in the city of San Francisco, California, United States of America if the arbitration is commenced by the Seller, and in Osaka, Japan if the arbitration is commenced by the Purchaser, unless the parties agree in writing to another location. The number of arbitrators will be three (3). The language to be used in all arbitral proceedings and documents submitted to or presented before the arbitrator will be in English or translated into English by a court-certified translator.

               (b) NOTICE OF ARBITRATION. The arbitration will begin on the date on which the notice of demand for arbitration is delivered to the responding party or parties (collectively, the "Respondent") at the address appearing for that party in Section 11.4. The party or parties giving notice of demand for arbitration (collectively, the "Complainant") will deliver a copy of such notice to the ICC. The notice of demand for arbitration will include the following and any other information required by the ICC: (i) a demand that the dispute be submitted to arbitration; (ii) the names and domiciles of the parties to the arbitration (the "parties"); (iii) a reference to this Agreement and this arbitration provision; and (iv) a summary of the claim being submitted to arbitration and a statement of the amount being claimed. The notice of demand for arbitration may be delivered by the method set forth in Section 6.6 or by any other method of service of process permitted by the law of the place where such delivery is made.



                                      24.

               (c) SELECTION OF THE ARBITRAL PANEL. Within thirty (30) days of the date on which notice of demand for arbitration is delivered to the Respondent and the ICC, the ICC will appoint the arbitral panel ("Arbitral Panel"), which shall be comprised of lawyers familiar with international transactions.

               (d) CONTINUING OBLIGATIONS; CONFIDENTIALITY. The parties agree to continue performing their respective obligations under this Agreement and any other agreement between them during the resolution of any dispute submitted to arbitration hereunder, unless ordered otherwise by a court of competent jurisdiction or the Arbitral Panel. All the matters regarding or submitted to the Arbitral Panel during any arbitration proceeding herein will be treated as "confidential information" and the parties together with the Arbitral Panel will maintain its confidentiality.

               (e) INTERIM RELIEF. The parties expressly agree that prior to the selection of the Arbitral Panel, nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction for provisional or interim measures. After the Arbitral Panel is selected, the Arbitral Panel shall have sole jurisdiction to hear such applications.

               (f) ARBITRAL AWARD. The Arbitral Panel's award will be issued no later than thirty (30) days after the conclusion of the arbitration hearing. The Arbitral Panel will issue its decision in writing, and shall set forth the reasons for that decision and any award made in favor of any of the parties appearing before the Arbitral Panel. The award of the Arbitral Panel will be final and binding, without additional recourse, and will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the Arbitral Panel. The Arbitral Panel will render the award strictly in accordance with this Agreement and shall not have authority to change or diverge from any provision of this Agreement. The arbitral award will be granted and paid in United States Dollars, exclusive of any tax, deduction or offset.

               (g) JUDGMENT ON AWARD. Judgment upon the arbitral award may be entered in any court of competent jurisdiction. Any additional costs, fees or expenses incurred in enforcing the arbitral award shall be charged against the party that resists its enforcement.

               (h) EXPENSES OF ARBITRATION; ATTORNEYS' FEES. In any arbitration proceeding hereunder, all costs of arbitration, including, without limitation, the fees and expenses of the Arbitral Panel, expenses of witnesses, the cost of the record or transcripts thereof, if any, the cost of translating documents into English for use in the course of the arbitration, administrative fees, the attorneys' fees of the parties, and all other fees and costs shall be allocated to the parties as determined by the Arbitral Panel.

        11.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: NMD and its successors and assigns (if any); the Seller and its successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: NMD; the Seller; the Purchaser; the other Indemnified Persons (subject to Section 10.10); and the respective successors and assigns (if any) of the foregoing. The Purchaser may freely assign any or all of its rights (but not delegate its duties without Seller's prior written consent, which consent will not unreasonably be withheld) under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

        11.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that: (a) in the event of any Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree



                                      25.

or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the Purchaser nor any other Indemnified Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

        11.13 WAIVER.

               (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

               (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        11.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

        11.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        11.16 PARTIES IN INTEREST. Except for the provisions of Section 10 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

        11.17 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

        11.18  CONSTRUCTION.

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.



                                      26.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.



                                      27.

        The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

"PURCHASER":                                 "SELLER":

MOLECULAR DEVICES CORPORATION,               JCR PHARMACEUTICALS, K.K.,
a Delaware corporation                       a Japanese corporation


By:                                          By:
    -------------------------------              -------------------------------

Its:                                         Its:
    -------------------------------              -------------------------------